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                                                                   EXHIBIT 10.13

                          CONSULTING SERVICES AGREEMENT

     This Agreement is made as of May 11, 2000, between RED ROBIN INTERNATIONAL, INC., a Nevada corporation (the "Company") and QUAD-C MANAGEMENT, INC., a Delaware corporation (the "Consultant").

                                    RECITALS

     A. The Company is engaged in the business of the operation and franchising of the "Red Robin" casual restaurant dining business (the "Business").

     B. Contemporaneously with the execution hereof investment funds and Affiliates of Consultant have acquired shares of common stock ("Common Shares") of the Company and have entered into a Shareholders Agreement dated as of the date hereof with the Company (the "Shareholders Agreement"). Capitalized terms used, but not defined, herein have the meaning given to such terms in the Shareholders Agreement.

     C. Consultant has expertise in the management and operation of businesses.

     NOW, THEREFORE, in consideration of the agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Retention as Consultant. The Company hereby retains Consultant to render
        -----------------------
certain consulting and advisory services to the Company and its subsidiaries and Consultant hereby agrees to perform the services described herein.

     2. Term. The initial term of this Agreement shall be the period commencing
        ----
on the date hereof and ending on the earlier of (i) the tenth anniversary of the date hereof, (ii) the date on which investment funds affiliated with Consultant and their Affiliates (and the Related Transferees of such investment funds and Affiliates) no longer own in the aggregate, directly or indirectly, at least such number of Common Shares of the Company equal to 50% of the Common Shares held by them on the date hereof (as such number is equitably adjusted to reflect stock splits, stock dividends, recaptializations and reclassifications) and
(iii) the consummation of a Qualified Public Offering; provided that this
                                                       --------
Agreement may be terminated at any time by mutual agreement of the Company and the Consultant. After expiration of the initial term, this Agreement shall automatically renew for additional one-year periods unless it is terminated by either party by giving written notice of termination to the other party at least 10 days before the end of the initial term or 10 days before the end of each one-year renewal period, as the case may be.

     3. Services. During the term hereof, Consultant shall consult with and
        --------
advise the Company and its subsidiaries on matters relating to the Business, as may reasonably be requested from time to time by the Board of Directors of the Company, including, but not limited to, assistance in:

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          (i) support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

          (ii) identification, support, negotiation and analysis of acquisitions and dispositions;

          (iii) finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;

          (iv) strategic planning functions, including evaluating major strategic alternatives; and

          (v) providing persons to serve as directors of the Company and its subsidiaries.

     4. Compensation.
        ------------

          (a) During the term of this Agreement, subject to the provisions of the Company's senior credit facility, the Company shall pay Consultant an aggregate of $200,000.00 per year (the "Consulting Services Fee"), payable in equal quarterly installments in arrears on the last business day of each quarter, prorated on a daily basis for any partial calendar year during the term of this Agreement. The Consulting Services Fee may, in the sole discretion of a majority of the members of the Company's Board of Directors who are not affiliated with Consultant, be increased but may not be decreased without the prior written consent of Consultant. If any employee of Consultant shall be elected to serve on the Board of Directors of the Company (a "Designated Director"), in consideration of the Consulting Services Fee being paid to Consultant, Consultant shall cause such Designated Director to waive any and all compensation, including without limitation, fees, stock options, equity participation and other incentives, to which such director would otherwise be entitled as a director for any period for which the Consulting Services Fee or any installment thereof is paid and for which such Designated Director continues to be employed by Consultant.

          (b) The Company shall also reimburse Consultant for all reasonable out-of-pocket expenses incurred by Consultant in the performance of services hereunder, including, without limitation, any reasonable fees and expenses of legal, accounting or other professional advisors to Consultant in connection with the services provided hereunder. Such expenses shall be reimbursed promptly upon receipt by the Company, as the case may be, of expense statements or other supporting documentation.

          (c) Nothing herein shall prevent Consultant from receiving from the Company a transaction fee in connection with the consummation by the Company or any of its subsidiaries of (i) an acquisition of an additional business (ii) a divestiture and/or (iii) a financing or refinancing, in each case, in such amount as shall be determined by a majority of the members of the Company's Board of Directors who are not affiliated with Consultant.

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     5. Liability. Neither Consultant nor any of its affiliates, directors,
        ---------
officers, shareholders, employees or agents shall be liable to the Company or any of its subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from gross negligence, willful misconduct or bad faith on the part of Consultant, its affiliates, directors, officers, shareholders, employees or agents acting within the scope of their employment or authority.

     6. Indemnification.
        ---------------

          (a) The Company agrees that it shall indemnify, defend and hold harmless Consultant, its successors and assigns and its directors, officers, shareholders, employees, agents, advisors, representatives and controlling persons (within the meaning of the Securities Act of 1933, as amended) and their respective successors and assigns (collectively, "Indemnitees") from and against any and all claims, obligations, liabilities, causes of action, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including without limitation interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors) (collectively, "Obligations"), whether incurred with respect to third parties or otherwise, in any way resulting from, arising out of or in connection with, based upon or relating to, the performance of the services hereunder, except to the extent that any such Obligation is found in a final judgment by a court having jurisdiction to have resulted from the gross negligence, willful misconduct or bad faith of an Indemnitee.

          (b) The Company hereby agrees to advance costs and expenses, including attorneys' fees, incurred by Consultant (acting on its own behalf or, if requested by any such Indemnitee other than itself, on behalf of such Indemnitee) or any Indemnitee in defending any claim relating to any Obligation in advance of the final disposition of such claim within 30 days of receipt from Consultant of (i) a notice setting forth the amount of such costs and expenses and (ii) an undertaking by or on behalf of Consultant or such Indemnitee to repay amounts so advanced if it shall ultimately be determined that Consultant or such Indemnitee is not entitled to be indemnified by the Company as authorized by this Agreement.

          (c) The foregoing right to indemnity shall be in addition to any rights that any Indemnitee may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of the engagement. The Company hereby consents to personal jurisdiction and to service and venue in any court in which any claim which is subject to this Agreement is brought against any Indemnitee.

     7. Independent Contractor. Consultant is an independent contractor and
        ----------------------
nothing in this Agreement shall be construed or inferred to imply that Consultant or any affiliate of Consultant is a partner or joint venturer with, or an agent or employee of, the Company. All employees, agents or representatives employed by or used by Consultant in its performance of this Agreement shall be the employees, agents and representatives of Consultant and not the Company, except as expressly agreed to in writing by the Company.

                                       3

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     8. Notices. Any notice required or permitted hereunder shall be deemed to
        -------
have been given or made only if in writing and either delivered or sent by hand delivery, express delivery, or courier service, or prepaid registered or certified mail, return receipt requested, addressed as follows:

     If to the Company, to:

          Red Robin International, Inc.
          5575 DTC Parkway, Suite 110
          Englewood, Colorado 80111
          Attention: Michael J. Snyder
                   and John W. Grant

     with a copy to:

          O'Melveny & Myers LLP
          610 Newport Center Drive, 17th Floor
          Newport Beach, California 92660
          Attention: Thomas J. Leary

     If to Consultant, to:

          Quad-C, Inc.
          230 East High Street
          Charlottesville, Virginia 22902
          Attention:  Edward T. Harvey, Jr.

     with a copy to:

          McGuire, Woods, Battle & Boothe LLP
          One James Center
          Richmond, Virginia 23219
          Attention:  Leslie A. Grandis

The date of delivery, or the date of mailing, of any such notice shall be deemed to be the date on which the same was given. Any of the parties may change its address for the purpose of notice by giving like notice in accordance with the provisions of this Section.

     9. Entire Agreement. This Agreement contains the entire agreement between
        ----------------
the parties hereto and supersedes any and all prior agreements, arrangements or understandings relating to the subject matter hereof.

     10. Binding Effect; Assignment. This Agreement shall be binding upon and
         --------------------------
inure to the benefit of the parties to this Agreement and their respective successors and assigns and to each Indemnitee. Consultant may assign any of its rights and obligations under this Agreement to any of its affiliates without the consent of the Company. This Agreement is not intended to confer any right or remedy hereunder upon any person other than the parties to this Agreement and their respective successors and permitted assigns and each Indemnitee.

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     11. Amendment; Waivers. No amendment, modification, supplement or discharge
         ------------------
of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party or Indemnitee against whom enforcement of the amendment, modification, supplement, discharge or waiver is sought (and in the case of the Company, approved by resolution of the Board of Directors of the Company). Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party or Indemnitee granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto or any Indemnitee of a breach of or a default under any of the provisions of this Agreement, nor the failure by any party hereto or any Indemnitee on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, powers or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights, power or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party or Indemnitee may otherwise have at law or in equity or otherwise.

     12. Governing Law. This Agreement shall be governed and construed by, and
         -------------
enforced in accordance with, the laws of the State of Colorado, without giving effect to its principles or rules of conflict of laws to the extent that such principles or rules would require or permit the application of the laws of another jurisdiction.

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     IN WITNESS WHEREOF the parties have entered into this Agreement as of the day and year first above written.

                                         RED ROBIN INTERNATIONAL, INC.


                                         By: /s/Michael J. Snyder
                                             -----------------------------------
                                             Name:  Michael J. Snyder
                                             Title: President


                                         QUAD-C MANAGEMENT, INC.


                                         By:
                                             -----------------------------------
                                             Name:  Edward T. Harvey, Jr.
                                             Title: Vice President

                                       S-1

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IN WITNESS WHEREOF the parties have entered into this Agreement as of the day and year first above written.

                                         RED ROBIN INTERNATIONAL, INC.


                                         By:
                                             -----------------------------------
                                             Name:  Michael J. Snyder
                                             Title: President


                                         QUAD-C MANAGEMENT, INC.


                                         By: /s/Edward T. Harvey, Jr.
                                             -----------------------------------
                                             Name:  Edward T. Harvey, Jr.
                                             Title: Vice President

                                       S-1